Exhibit 4(vi)

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of September 30, 2021, Southwest Iowa Renewable Energy, LLC (“Company,” “we,” “us,” or “our”) has the following securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Series A Membership Units (the “Units”).

Description of Units

The following description of our Units is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Fifth Amended and Restated Operating Agreement dated June 19, 2020 (the “Operating Agreement”) and our Articles of Organization filed with the Iowa Secretary of State on March 28, 2005 (the “Articles”) incorporated by reference as exhibits to the Annual Report on Form 10-K for the year ended September 30, 2021 of which this Exhibit 4(vi) is a part. We encourage you to read our Operating Agreement, Articles, and the applicable provisions of the Revised Uniform Limited Liability Company Act, Chapter 489 of the Code of Iowa (the “Act”), for additional information. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Annual Report on Form 10-K of which this Exhibit 4(vi) is a part.

Authorized Units

The Units are our only series of equity securities currently authorized under our Operating Agreement and have no par value. As of September 30, 2021, we have 8,975 Units issued and outstanding.

The Company’s Board of Directors may cause the Company to issue additional Units, from time to time, for such consideration as may be agreed to between the Board of Directors and the person(s) acquiring such Units. Additionally, the Board of Directors may from time to time create such additional and different classes of equity securities, represented by different classes of units, and issue such units to new or existing Members on such terms and conditions as the Board of Directors may determine. Such additional and different classes of units may have different rights, powers and preferences, which may be superior to those of existing Units.

Voting Rights

The Articles and the Operating Agreement provide that we are a manager-managed limited liability company within the meaning of the Act, meaning that we are managed by our elected Board of Directors, and not by our Members.  Our Board of Directors is comprised of between five and seven directors (the “Directors”) as established by the Board of Directors from time to time, and the Board is empowered to do all things required to manage our affairs, subject to any specific voting rights vested in the Members.  At present, our Board of Directors is composed of five Directors.

Members holding our Units have the right to elect the Directors; provided, however, that the terms of the directorships are staggered into four classes based on their term of office, with the number of Directors in each such class to be determined by the Directors, but with each class to be as nearly equal in number as possible. Each Director is elected to serve a term of four years. Staggering the terms of the Directors means that Members can only change control of us by replacing a majority of the Directors then in office, which would take two to three years depending on the size of the Board of Directors then established and the number of Directors in the classes soonest up for reelection.

Exhibit 4(vi)

Members holding our Units elect the Directors by majority vote. Additionally, (i) all Members holding Units must approve, by unanimous vote, any Board decision to (A) cause or permit us to engage in an activity which is inconsistent with our purposes, (B) engage in an activity which would act in contravention of the Operating Agreement or make it impossible to carry on our business, or (C) possess our property or assign our property for other than our purposes; and (ii) 66 2/3% of all Members holding Units must approve: (W) the merger, consolidation, sale or disposal of all or substantially all of our property, (X) our election to be treated as a corporation for tax purposes, (Y) our acquisition of securities from, or lending money to, a Director, Member, or any of their Affiliates, or (Z) our dissolution. Each Unit entitles the Member holding it to one vote on any matter.

Modifications or Alterations to the Rights of Members

The Company’s Operating Agreement may only be amended by amendments proposed by the Directors. Following any such proposal, the Directors shall submit to the Members a verbatim statement of any proposed amendment, and the Directors shall include therewith a recommendation as to the proposed amendment. A proposed amendment shall be adopted only if approved by the affirmative vote of a majority of the “Membership Voting Interests” (as defined in the Operating Agreement) represented at a meeting of the Members at which a quorum of the Members is present. At present the Units are the only Membership Voting Interests in the Company. If the Company were to issue additional classes of membership interest, however, and such interest had the characteristics of Membership Voting Interests under the Company’s Operating Agreement, then the rights of the Members holding out Units could be modified otherwise than by a vote of a majority or more of such Units, voting as a class, unless an amendment requiring such authorization were added to the Operating Agreement in connection with the creation of such additional class of membership interest.

Dividend Rights

Under the terms of our Operating Agreement, Members holding Units may receive distributions when and as determined by our Board, and allocations of our profits and losses are made based upon each Member’s proportionate ownership of our Units.

Liquidation Rights

Members holding Units will share, upon liquidation and to the extent available for distribution, in distributions of cash and other assets to the holders of Units in accordance with the positive balance in their capital accounts, after giving effect to all distributions and allocations for all periods.

Other Rights, Preferences, and Restrictions

Our Units have no redemption provisions, conversion or exchange rights. There is no active trading market for our Units. To maintain our partnership tax status, our units may not be publicly traded and our Board of Directors will not approve transfer requests which would cause the Company to be characterized as a publicly traded partnership under the regulations adopted under the Internal Revenue Code of 1986, as amended. Within applicable tax regulations, we use a qualified matching service (“QMS”) to provide a limited market for out Units to our Members, but we have not and will not apply for listing of the Units on any stock exchange. As a result, while a limited market for our Units may develop through the QMS, Members may not sell Units readily, and use of the QMS is subject to a variety of conditions and limitations. The transfer of our Units is also restricted by our Operating Agreement unless the Board of Directors approves such a transfer. Finally, Exhibit 4(v) to this Annual Report on Form 10-K for the year ended September 30, 2021 of which this Exhibit 4(vi) is a part contains the Company’s Unit Transfer Policy which contains key requirements for any transfer of Units to be approved by the Board of Directors.

Exhibit 4(vi)

Fully Paid and Nonassessable

All of the outstanding Units are fully paid and nonassessable.

Listing

Out Units are not listed on any national securities exchange. See the caption “Other Rights, Preferences, and Restrictions” above for more information regarding restrictions on the alienability and liquidity of our Units.

Anti-Takeover Effects of Provisions in our Articles and Operating Agreement

Certain provisions contained in our Articles and Operating Agreement may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a Member holding Units might consider in such Member's best interests, including those attempts that might result in a premium being paid over the market price for the Units held by such Member.

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Size of Board: The size of the Board of Directors is determined by the Board of Directors, provided that the number of directors must be at least five persons and no more than seven persons. Our Board of Directors is also staggered in term. For more information on these staggered terms, see the caption “Voting Rights” above.

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Director Vacancies: Vacancies on the Board of Directors, including vacancies resulting from an enlargement of the Board of Directors, are filled only by vote of a majority of our directors then in office, even if less than a quorum remains on the Board. A Director elected to fill a vacancy is elected for the unexpired term of such Director’s predecessor in office.

●	Meetings: Meetings of Members can only be called by the Board of Directors.

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Advance Notice Requirements: Our Operating Agreement contains provisions requiring advance notice be delivered to the Company of any business to be brought by a Member before an annual meeting and providing for procedures to be followed by Members in nominating persons for election to the Board of Directors. Members at an annual meeting can only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a Member of record on the record date for the meeting, entitled to vote at the meeting and who has delivered timely written notice in proper form to the Company of the Member’s intention to bring such business before the meeting. These provisions may have the effect of delaying until the next Member meeting certain actions that are otherwise favored by the holders of a majority of our Units.

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Issuance of New or Additional Class of Equity: The Board of Directors may by resolution establish one or more new or additional series of equity securities, represented by units, having such number of units, designation, relative voting rights, distribution rates, liquidation or other rights, preferences and limitations as may be fixed by the Board of Directors without any further Member approval. Such rights, preferences, privileges and limitations may have the effect of impeding or discouraging the acquisition or control of the Company.